EXHIBIT 21



                         SUBSIDIARIES OF THE REGISTRANT


            The following table lists the registrant and each of its subsidiaries and the jurisdiction under the laws of which the registrant and each subsidiary is incorporated. Each subsidiary is identified underneath its immediate parent. Except as indicated, each subsidiary is 100 percent owned by its parent.


Name                                                  Jurisdiction
----------------------                                --------------------

Louisiana-Pacific Corporation                         Delaware


Domestic Subsidiaries
----------------------

      Associated Chemists, Inc.                       Oregon
      Creative Point, Inc.                            California
      GreenStone Industries, Inc.                     Delaware
            Pacific Rim Recycling, Inc.               Delaware
            GreenStone Industries-Ft. Wayne, Inc.     Indiana
      Ketchikan Pulp Company                          Washington
      Louisiana-Pacific Corporation (W. Va.)          West Virginia
      Louisiana-Pacific Polymers, Inc.                Oregon
      L-P Foreign Sales Corporation                   Guam
      New Waverly Transportation, Inc.                Texas

Foreign Subsidiaries
---------------------

      Louisiana-Pacific Canada Ltd.                   British Columbia, Canada
            Louisiana-Pacific Forest Products, Ltd.   British Columbia, Canada
      Louisiana-Pacific de Mexico, S.A. de C.V.       Mexico
      Louisiana-Pacific, S.A. de C.V.                 Mexico
      Louisiana-Pacific de Venezuela, C. A.           Venezuela
      Louisiana-Pacific Coillte Ireland Limited       Ireland